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               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549



                           FORM 8-K



                        CURRENT REPORT
               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                      November 30, 2000


                      EATON CORPORATION
                      -----------------
     (Exact name of registrant as specified in its charter)


      Ohio                        1-1396            34-0196300
-----------------------------	-------------	-------------------
(State or other jurisdiction   (Commission         (IRS Employer
     incorporation)            File Number)     Identification No.)

                        Eaton Center
                    1111 Superior Avenue
                        Cleveland, OH
                          44114-2584

             (Address of Principal Executive Offices)
                          (Zip Code)

Registrant's telephone number, including area code: (216) 523-5000

          ----------------------------------------------
   (Former name or former address, if changed since last report)

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Item 9.     Other Events


As a result of the impending distribution of its 82.4% interest in Axcelis Technologies, Inc., Eaton Corporation most likely will be unable to complete its previously announced $500 million common share repurchase program by year-end, 2000. To date, approximately $314 million of this program has been used to repurchase shares. Eaton will suspend repurchases in the Eaton regular-way market at end-of-day December 1, 2000, and intends to reinstate purchases beginning January 2, 2001. During this period an "ex-distribution" market in Eaton shares may also develop. Eaton may continue its repurchase program in this market, but volume is expected to be very light. Eaton estimates that its fully diluted common shares outstanding during the fourth quarter of 2000 will be about 70 million, compared to an earlier estimate of about 68 million.

Concerning the current outlook for its motor vehicle markets, Eaton estimates that light vehicle production in the NAFTA region will be down about 5% in this year's fourth quarter compared to one year ago, and that production will be off about 15% in the first quarter of 2001 on a similar comparative basis. NAFTA production of Class 8 trucks during the current quarter is estimated at about 41,000 to 42,000, or about a 175,000 seasonally adjusted annual rate. Eaton's forecast for NAFTA factory sales in 2001 is a range of about 180,000 to 200,000 units, which compares to an earlier projection of about 230,000.

This Current Report on Form 8-K contains projections and other forward-looking statements about Eaton's share repurchase program and the current outlook for its motor vehicle markets. Those statements should be used with caution. They are subject to various risks and uncertainties, many of which are outside the company's control. Factors which could cause actual results to differ materially from those in the forward-looking statements include: the development of a liquid market in Eaton ex-dividend shares, and/or an unanticipated change in the NAFTA light vehicle or Class 8 truck markets. We do not assume any obligation to update these forward-looking statements.


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                               SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    EATON CORPORATION


Date: November 30, 2000             By: /s/ Adrian T. Dillon

                                    Adrian T. Dillon
                                    Executive Vice President-Chief Financial and Planning Officer

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